THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) IS NOT FOR FORWARDING, PUBLICATION, DISTRIBUTION OR RELEASE, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART IN OR INTO THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND AND THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

19 December 2012

TRADER MEDIA EAST LIMITED

NEW GDR OFFERING DEADLINE EXTENSION

Trader Media East Limited (the "Company") refers to its announcement on 11 December 2012 in which the Company announced: (i) an offering to holders of the Company's global depositary receipts ("GDRs") on 10 December 2012 ("Eligible Investors") of the right to subscribe for new ordinary shares in the capital of the Company (the "New Shares") in the form of newly issued GDRs ("New GDRs"), with one New GDR representing one New Share and with three New GDRs offered for every one GDR held by Eligible Investors (the "New GDR Offering"); and (ii) an offering to holders of ordinary shares on the register of members of the Company on 10 December 2012 the right to subscribe for New Shares pro rata to their existing holding of Shares.

The Company today announces that due to technical and operational reasons, the Company intends to extend the subscription period for the New GDR Offering. The Company announces that the latest time and date for receipt by The Bank of New York Mellon (as Depositary) of completed subscription cards and payment in full from Eligible Investors will be 5:00p.m. London time for Eligible Investors holding Regulation S GDRs and 5:00p.m. New York time for Eligible Investors holding Rule 144A GDRs on:

4 January 2013

The remainder of the timetable for the New GDR Offering will be amended as follows:

Latest time and date for receipt by the Depositary of completed subscription cards and payment in full	5.00 p.m., New York time 4 January 2013
Announcement of the results of the New GDR Offering	9 January 2013
Issuance of New Shares to the Depositary	9 January 2013
Issuance of the New GDRs and crediting of brokerage accounts of participating investors in DTC, Euroclear and Clearstream	As soon as practicable after the deposit of New Shares
Dealings in the New GDRs commence on the London Stock Exchange	8.00 a.m. on 10 January 2013

Enquiries

Trader Media East Limited
Tel: +90 216 5569290
Murat Doğu
E-mail: mdogu@doganholding.com.tr

Investor Relations Contact Information

İnci Tarı
Investor Relations Director
Tel: +90 212 449 65 54
E-mail: itari@hurriyet.com.tr

THIS ANNOUNCEMENT (AND THE INFORMATION CONTAINED HEREIN) DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO PURCHASE ANY SECURITIES IN THE UNITED STATES, AUSTRALIA, CANADA, JAPAN, NEW ZEALAND, THE REPUBLIC OF SOUTH AFRICA OR ANY OTHER JURISDICTION. SECURITIES MAY NOT BE OFFERED FOR SALE IN THE UNITED STATES ABSENT REGISTRATION UNDER THE US SECURITIES ACT OF 1933 (THE "SECURITIES ACT") OR AN EXEMPTION FROM REGISTRATION. THE SECURITIES DESCRIBED IN THIS ANNOUNCEMENT WILL NOT BE REGISTERED UNDER THE SECURITIES ACT AND, SUBJECT TO CERTAIN LIMITED EXCEPTIONS, WILL NOT BE OFFERED FOR SALE IN THE UNITED STATES.

THIS ANNOUNCEMENT IS AN ADVERTISEMENT AND NOT A PROSPECTUS. NEITHER THIS ANNOUNCEMENT NOR ANY PART OF IT SHALL FORM THE BASIS OF OR BE RELIED ON IN CONNECTION WITH OR ACT AS AN INDUCEMENT TO ENTER INTO ANY CONTRACT OR COMMITMENT WHATSOEVER. INVESTORS SHOULD NOT SUBSCRIBE FOR OR PURCHASE ANY SHARES REFERRED TO IN THIS ANNOUNCEMENT EXCEPT ON THE BASIS OF INFORMATION IN THE PROSPECTUS PUBLISHED BY THE COMPANY IN CONNECTION WITH THE NEW GDR OFFERING. COPIES OF THE PROSPECTUS ARE AVAILABLE FROM THE COMPANY'S REGISTERED OFFICE AND THE COMPANY'S WEBSITE.